Exhibit 10.24

Technology License Agreement

between

The Research Foundation of State University of New York

for and on behalf of University at Buffalo

and

Medi-Hut Co., Inc.

This Technology License Agreement (this “Agreement”) is entered into this 10th day of November, 2006 (the “Effective Date”) by and between The Research Foundation of State University of New York, for and on behalf of University at Buffalo, a non-profit corporation organized and existing under the laws of the State of New York (the “Foundation”), Donald D. Hickey, M.D. (“Hickey”) and Clas E. Lundgren, M.D., Ph.D. (a/k/a Claes Lundgren and referenced herein as “Lundgren”) and Medi-Hut Co., Inc., a corporation duly organized under the laws of the State of Nevada, and having its principal place of business at 215 Morris Avenue, Spring Lake, New Jersey 07762 (“Licensee”). Foundation, Hickey and Lundgren will be collectively referenced herein as “Licensor”.

WHEREAS, Licensor and Licensee wish to enter into an exclusive license agreement to facilitate the development and commercialization of certain technology owned by Licensor so that this technology may be utilized to the fullest extent for the benefit of Licensee, Licensor, the inventor(s) and the public;

NOW, THEREFORE, in consideration of the terms and considerations hereinafter set forth, the parties agree as follows:

1.    DEFINITIONS

All capitalized terms used in this Agreement will have the meanings stated below or defined elsewhere in the Agreement.

1.1    “Affiliate” means every corporation or entity which, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with Licensee.

1.2    “Copyrights” means Licensor’s copyrights in any software (the “Software”) developed and/or owned by Licensor to embody or enable the technology claimed in the Patent Rights and any manuals, protocols or any other documentation, whether in electronic or print format, relating to the Software.

1.3    “Derivatives” means Licensee created computer software and any documentation, whether in electronic or print format, relating thereto which will include, or be based in whole or in part on, Software.

1.4    “Field” means all fields of use.

1.5    “Licensor Improvements”means any further technological developments of the Technology developed by Dr. Donald D. Hickey during the term of this Agreement and owned or controlled by Licensor and/or the Foundation, Hickey or Lundgren individually, that is not filed as a continuation-in-part application claiming priority to any patent applications listed in Exhibit A.

1.6    “Licensee Improvements” means any further technological developments of the Technology developed by Licensee during the term of this Agreement and owned or controlled by Licensee.

1.7    “Intellectual Property” means all know-how, experimentation documentation, lab notebooks, patient documentation, source code, and any and all trade secrets relating to the Patent Rights.

1.8    “Licensed Product” means all products that incorporate, utilize, or are made with the use of the Technology, Licensee Improvements, Licensor Improvements licensed to Licensee after the Effective Date, Software, or any part thereof and products that incorporate, utilize or are made with the use of a Derivative or Source Code.

1.9    “Net Sales” means the gross revenues actually received by Licensee, Affiliates and Sublicensees in the Field and Territory during the Term from the manufacture, use, sale, lease or other transfer of Licensed Product to non-sublicensee third parties, less: (a) sales and/or use taxes actually paid, import and/or export duties actually paid, excise taxes and other compulsory payments to governmental authorities, (b) outbound transportation paid, prepaid or allowed, including shipping, freight, transportation and insurance for the Licensed Product to the extent such costs are included in Licensee’s or Sublicensees’ invoice price to its customers for the Licensed Product, and (c) all bona fide allowances for returns, rebates, chargebacks, provisions for bad debts determined in accordance with U.S. G.A.A.P., and discounts actually given to and taken by non-sublicense third parties, such allowances to be adjusted to actual on a periodic basis, no less frequently than annually. In this context, gross revenues will also include the fair market value of any non-cash consideration actually received by Licensee, Affiliates and Sublicensees for the manufacture, use, sale, lease, or other transfer of Licensed Product. Net Sales does not include the transfer price paid by a Sublicensee to the Licensee for Licensed Product.

1.10    “Patent Costs” means all reasonable costs incident to filing, prosecuting and maintaining the patents associated with the Patent Rights in the United States and elected foreign countries, and any and all reasonable costs incurred in filing continuations, divisional applications or related applications thereon and any re-examinations or reissue proceedings thereof.

1.11    “Patent Rights” means Licensor’s patent rights to any subject matter claimed in or covered by (a) any pending or issued United States or foreign patent or any patent application listed in Exhibit A attached hereto, including any reissues, reexaminations, renewals, substitutions, or extensions thereof; (b) any continuation, continuation-in-part or divisional applications of the patents and patent applications listed in Exhibit A; and (c) any patents issued on continuation or divisional applications, including reissues and reexaminations, of the patents and patent applications listed in Exhibit A.

1.12    “Source Code” means the source code for the Software and/or any Derivative.

1.13    “Sublicensing Revenue” means any payments that Licensee or an Affiliate receives from a Sublicensee in consideration of the sublicense of the rights granted Licensee and Affiliates under Article 5, including without limitation, license fees, milestone payments, license maintenance fees, and other payments, but specifically excluding royalties on Net Sales, development grants specifically for the development of Licensed Products, equity or debt sold to Sublicensee, reimbursed patent costs and expenses (may only be deducted once and for the first time collected), any payment made pursuant to the indemnification obligations of the parties, and any payment made to Licensee in connection with a cross-license of technology or similar in-kind technology transfers or exchanges directly related to the development, manufacture and sale of Licensed Product.

1.14    “Sublicensee” means any non-Affiliate sublicensee of the rights granted Licensee under Article 5, specifically excluding those non-Affiliate entities to which a sublicense is granted only in connection with a distribution agreement with the Licensee and no royalty is paid to Licensee under such distribution agreement; provided, however, that a royalty is paid by Licensee or an Affiliate to Licensor for Licensed Products sold under such distribution agreement.

1.15    “Technology” means (a) confidential and/or proprietary Information and materials in which Licensor has a legal interest and which involves the Technology and/or UB IPD File Nos. S-409, R-5421 and R-6013 and which was developed by Donald D. Hickey, M.D. at the University at Buffalo on or before the Effective Date and which Licensor is free to disclose to Licensee (“Know-How”), (b) the Patent Rights, (c) the Copyrights, and (d) the Intellectual Property.

1.16    “Term” means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the last to expire Patent Right, or (ii) ten (10) years from the sale of the first Licensed Product.

1.17    “Territory” means worldwide.

2.     GRANT OF RIGHTS AND RETAINED RIGHTS

2.1    Exclusive License. Licensor grants to Licensee an exclusive license under its Technology rights to (a) develop, make, have made, use, sell and offer for sale or otherwise exploit the Licensed Products, and (b) use and reproduce Software, create Derivatives, and distribute Software to end-users through the normal channels of distribution, in the Field and Territory during the Term. Licensees will have the unrestricted right to develop Licensee Improvements relating to the Licensed Products in the United States for distribution and exploitation of the Licensed Products either in the United States or outside of the United States. Licensee will also have the unrestricted right to develop Licensee Improvements relating to the Licensed Products in any foreign country for distribution and exploitation of the Licensed Products in any other country, including the U.S.

2.2    Retained Rights. Licensor retains the right to use and reproduce the Technology and Software and to create derivatives of the Software for educational purposes and internal research and development only. Unless Licensor has complied with the ‘First Look’ provision set forth in Section 2.3, Licensor will not have the right to use and reproduce the Technology and create and exploit such derivatives of the Software for any other purpose. Unless Licensor has complied with the ‘First Look’ provision set forth in Section 2.3, Licensor will not use the Technology and/or Software to create any product that competes or has the potential to compete with the Licensed Products in the Territory. Hickey and Lundgren each will execute a restrictive covenant agreement, attached hereto as Exhibit D for Hickey and Exhibit E for Lundgren and incorporated by reference herein.

2.3    “First Look" Right. Subject to any existing obligations to third parties and so long as Licensee is not in default of any of its obligations hereunder, Licensor hereby grants to Licensee a "first look" right as to any Licensor Improvements. "First Look" right means the exclusive right to negotiate a definitive license agreement for an exclusive, royalty bearing, worldwide license to use and otherwise commercially exploit Licensor’s intellectual property rights to any Improvements. This "first look" right will commence on the date that Licensor discloses the Improvements to Licensee, and Licensee has sixty (60) days (“Notice Period”) to provide Licensor written notice (“First Look Notice”) of its interest in entering into negotiations for a license under Licensor’s intellectual property rights to make, have made, use, sublicense, sell, offer for sale products that make use of the Improvements. If and when Licensor receives the First Look Notice, the parties will promptly and in good faith commence license negotiations. The first look right will terminate (1) at the end of the Notice Period if Licensee has not notified Licensor of its interest in negotiating a license, or (2) one hundred fifty (150) days after Licensor receives the First Look Notice if the parties have not yet finalized a definitive license agreement. In the event that the parties are unable to agree on terms for a complete license agreement for the Licensor Improvement within ninety (90) days of the notification of the “first look”, Licensee, may at its discretion, refer any outstanding issues to a mutually agreed upon mediator. The mediator will, based upon and consistent with the terms and conditions of this Agreement, upon the parties’ prior offers to one another, and upon custom and practice in transactions between medical device companies and universities, make recommendations to both parties for resolution of any outstanding issues. If, after thirty (30) days of mediation, the parties still have not reached agreement, the “first look” right will expire. Disclosure to Licensee of any confidential or proprietary information relating to any Improvements will be considered “Confidential Information” subject to Section 16 of this Agreement. Subject to any existing or hereafter incurred obligations to third parties, Licensor will not undertake to negotiate entering into any exclusive license under its intellectual property rights to make, have made, use, sell, offer for sale products that make use of the Licensor Improvements with any other party until after termination of Licensee’s “First Look” right.

2.4    Consulting Obligation. Hickey and Lundgren will each individually provide up to fifty (50) hours of consulting services to Licensee regarding the Technology. Such consulting services will be provided at no additional cost to Licensee at such times and places to be determined by the parties. Such consulting services will only be for consulting that can reasonably be expected to be within Hickey’s and Lundgren’s respective areas of knowledge and expertise with respect to the Technology, but will not include the performance of research and development projects, animal studies, or clinical studies. Any consulting services requested by Licensee in excess of the fifty (50) hours will be provided for a consulting fee to be determined by the parties. Licensee will be responsible for and advance or promptly reimburse Hickey and Lundgren for any out-of-pocket costs associated with the consulting services, such as travel, food and lodging.

2.5    No Compulsory Package License. The parties agree and acknowledge that Licensor requested that Licensee license all of the licensed patents together under a single license and that the Licensor did not request that Licensee license any patent individually.

2.6    Transfer of Tangible Assets. Within fifteen (15) days of the Effective Date of this Agreement, Licensor will deliver or otherwise provide to Licensee all of Licensor’s tangible assets relating to the Licensed Products, Intellectual Property, Software, Source Code, Licensor Improvements and Derivatives, including but not limited to those items set forth on Exhibit B attached hereto and incorporated herein. Title ownership of the items listed in Exhibit B will remain with Licensor. Licensor may request that any item listed in Exhibit B be returned to Licensor by Licensee for Licensor’s use under Section 2.2 Retained Rights according to a mutually agreeable schedule, and any such item must be returned upon termination of this Agreement for any reason.

3.    COMPENSATION AND PAYMENT TERMS

3.1    Royalties on Net Sales. Licensee will pay Licensor a royalty of 5% (“Royalty Rate”) on annual Net Sales. Earned royalties due on Net Sales made in the United States will be paid to Foundation, and earned royalties on Net Sales made outside of the United States will be paid to Hickey and Lundgren.

3.2    Reduction in Royalty Rate. Notwithstanding the foregoing, Licensee will have the right to reduce the Royalty Rate owed to Licensor hereunder Section 3.1 in the following circumstances and in accordance with the following calculations:

(a)    Licensee will have the right to reduce the Royalty Rate paid to Licensor for a Licensed Product in the event that Ethox International, Inc. or its employees (collectively “Ethox”) has any intellectual property right or claim or any other legal right with respect to the Technology and such right(s) were developed, owned, assigned or originated by Ethox prior the execution of this Agreement and such right(s) prevent or otherwise limit Licensee’s ability to exploit the Technology. The royalty rate payable to Ethox may be deducted from the Royalty Rate specified under Section 3.1 but in no case will the Royalty Rate specified in Section 3.1 be reduced by more than one percent (1%). For example, if the royalty rate payable to Ethox is 1%, the Royalty Rate specified in Section 3.1 will be reduced to 4%.

(b)    In the event that a competitor of Licensee or Sublicensee sells a product in a country where there is no patent protection, which is competitive with a Licensed Product and captures twenty-five percent (25%) or more of the market in such country for esophageal balloon catheter-based cardiac performance measurement, then the royalties otherwise payable in such country as set forth in this section after any adjustments made under 3.2 (a), (b) or (c) will be reduced by 35%. In order to make such an adjustment to the royalty for sales in a country where there is no patent protection, Licensee must provide to Licensor i) evidence of sales of the competitive product in that country and ii) reasonably demonstrate the capture of twenty-five percent (25%) of the market by providing to Licensor third party market tracking service data, if available. If third party market tracking service data is not available, the licensee will make reasonable efforts to demonstrate the capture of twenty-five percent (25%) of the market through other means.

(c)    The Royalty Rate payable by Licensee on Net Sales by Sublicensees may be reduced according to the adjustments provided in this Section 3.2, provided that any incremental royalty rate paid by a Sublicensee to Licensee is similarly reduced under the same circumstances and in accordance with the same calculations provided for in this Section 3.2.

Each such Royalty Rate or payment reduction will be indicated in the quarterly and annual reports provided to Licensor pursuant to Section 7.2, below.

3.3    Annual Minimum Royalty. Beginning with the first full calendar year of sales of Licensed Product in the United States and for two years thereafter, Licensee will pay Licensor an Annual Minimum Royalty payment of $100,000 against which any Royalty on Net Sales paid in the same calendar year for sales in the United States will be credited. Subject to Section 10.3, beginning with the first full year of sales of Licensed Product outside of the United States (“Non U.S.”) and for two years thereafter, Licensee will pay Licensor an Annual Minimum Royalty payment of $100,000 against which any Royalty on Net Sales paid in the same calendar year for sales outside the United States will be credited. The Annual Minimum Royalty for a given year will be due at the time payments are due for the calendar quarter ending on December 31.

Annual Minimum Royalty due on sales made in the United States will be paid to Foundation and Annual Minimum Royalty due on sales made outside of the United States will be paid to Hickey and Lundgren.

3.4    Sublicensing Fees. Licensee will pay Hickey and Lundgren 18.75% of Sublicensing Revenue, and Licensee will pay Foundation 6.25% of Sublicensing Revenue (Licensor will in the aggregate receive 25% of the Sublicensing Revenue, and such amount will be considered “Sublicensing Fees”).

3.5    Milestone Payments. Licensee will pay Licensor milestone payments according to the following schedule or events (each payable one time only):

Milestone	One Time Payment Owed to Foundation	One Time Payment Owed to Hickey and Lundgren
First insertion of a catheter utilizing the Technology in a human clinical trial.	$18,750	$56,250
First submission for regulatory approval in any country	$25,000	$75,000
First notice of regulatory approval to market in any country.	$37,500	$112,500

3.6    Payment Terms. All dollar amounts referenced herein will refer to U.S. Dollars. Payments with designated payment dates are due and payable on or before those dates. Earned royalty payments will be made within thirty (30) days after the end of each calendar quarter for the calendar quarter. All invoiced payments will be paid within thirty (30) days of Licensee’s receipt of invoice. When Licensed Products are sold for currencies other than U.S. Dollars, earned royalties will first be determined in the foreign currency of the country in which the Licensed Products were sold and then converted into equivalent U.S. Dollars. The exchange rate is that rate quoted in the Wall Street Journal on the last business day of the reporting period and is quoted as local currency per U.S. Dollar.

3.7    Payment Address for Foundation. All payments due Foundation will be made payable to “The Research Foundation of State University of New York” and will be sent to the below address:

UB Office of Science, Technology Transfer & Economic Outreach
Intellectual Property Division
UB Technology Incubator
Baird Research Park
1576 Sweet Home Road
Amherst, NY 14228
Attn: Licensing Specialist

3.8    Payment Address for Hickey and Lundgren. All payments due Hickey and Lundgren will be made payable to the Client Trust Account reference of “Lundgren & Hickey 01378.00019” and will be wired to the below address:

Account Name:	Hodgson Russ LLP
Account Number:	10-314-3
Bank Name:	Manufacturers and Traders Trust Co.
Bank ABA Number:	022000046
Foreign Wire:	M&T Swift Code MANTUS 33
Contact :	Sandy Pulli, Extension 1378
Please Reference :	Lundgren & Hickey 01378.00019

3.9    Foreign Charges. Royalties due on Net Sales that occur in any country outside the United States may not be reduced by any deduction of withholding, value-added taxes, fees, or other charges imposed by the government of such country, except as permitted in the definition of Net Sales. Licensee is responsible for all bank transfer charges.

4.0    DUE DILIGENCE

4.1    Licensee will use commercially reasonable efforts to commercialize and market Licensed Products as soon as practicable and in accordance with the milestone events set forth herein.

4.2    Unless there is “good reason” that such milestones cannot be reached with commercially reasonable efforts, Licensee undertakes to reach the following milestones in the timeframes set forth below:

(a)	Within nine (9) months of the Effective Date, Licensee will:
i.	Make contact with and engage in an initial meeting with the FDA and the EMEA to seek guidance on approval of the device,
ii.	Engage a manufacturer and seek completion of the prototype devices necessary to conduct clinical trials, should such trials be required by FDA or EMEA,
iii.	Design the required clinical trials and define the endpoints sought from such clinical trials.

(b)	Within fifteen (15) months from the Effective Date, Licensee will:
i.	Make application for approval to market the device in the U.S. and EU with the respective governing agencies,
ii.	Make contact with and engage in an initial meeting with the governing agencies in Japan and India to seek guidance on approval of the device,
iii.	Negotiate a manufacturing contract for the production of the device to be marketed commercially.

(c)	Within twenty-four (24) months from the Effective Date, Licensee will:
i.	Gain approval to market the device in at least one jurisdiction,
ii.	Be capable of manufacturing, or having manufactured, commercial versions of the device for sale,
iii.	Have developed a sales force, either internally or per a third party service or distributor, in the U.S. and the EU.
iv.	Have established a service agent to provide customer service for the device in each jurisdiction in which the device may be marketed.

(d)
Within thirty-six (36) months from the date that the Licensed Product is approved by the FDA for marketing in the U.S., Licensee will on its own or through a Sublicensee, gain approval to market the device in Japan.

As used herein, the term “good reason” will include:

1.	Events of force majeure bearing on the ability of Licensee to make, use or sell the device in the respective jurisdiction(s);

2.	The performance of the device in such a fashion that it is deemed to be dangerous or to incur undo risk for the user or patient or is medically unreliable;

3.	A determination by a governmental agency that the device will require clinical trials that reasonably cannot be completed before the milestone is reached;

4.	A challenge, claim, suit or interference to the Patent Rights or division of a patent that raises a significant commercial risk unless resolved;

5.	A determination that the device will require the filing of a PMA (by FDA in the U.S., or by similar determination by a governing agency in another jurisdiction);

6.
The revelation of facts concerning the state of development of the device, the clinical or biological results pertaining thereto, the ownership of the device or other significant facts bearing on the commercial viability of the device, which are contrary to or in conflict with the statements and/or representations of the Licensor or its agents concerning the device; or

7.	Adverse events or other clinical results suggesting a change in design or manufacture.

Except with respect to the occurrence of the events set forth in either 4 or 6 above, in the event of failure to meet the milestones for “good reason”, Licensee and Licensor will negotiate in good faith to amend the milestones, taking into account the “good reason” event that has occurred, in order to establish a revised set of commercially reasonable milestones and timeframes to be met by Licensee going forward.

In the event that: (i) a challenge, claim, suit interference to the Patent Rights that raises a significant commercial risk unless resolved, or is incapable of being resolved, or (ii) the revelation of facts concerning the state of development of the device, the clinical or biological results pertaining thereto, the ownership of the device or other significant facts bearing on the commercial viability of the device, which are contrary to or in conflict with the statements and/or representations of the Licensor or its agents concerning the device, Licensee will have the right to terminate this Agreement in accordance with Section 10.3.

5.0    SUBLICENSING

The license granted in this Agreement includes the right of Licensee to grant sublicenses to third parties during the Term. With respect to sublicenses granted pursuant to Article 5, Licensee will:

(a)
not receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Article 5 without the express written consent of Licensor, unless such consideration is a cross-license of technology by Sublicensee to Licensee for Licensee’s exploitation of the Patent Rights;

(b)	to the extent applicable, include all of the rights of and obligations due to Licensor and contained in this Agreement;

(c)	promptly provide Licensor with a copy of each sublicense issued; and

(d)
use commercially reasonable efforts to collect all payments due, directly or indirectly, to Licensor from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Licensor from Sublicensees.

Upon termination of this Agreement for any reason, Licensor, at its sole discretion, will determine whether Licensee will cancel or assign to Licensor any and all sublicenses.

6.    PATENT PROSECUTION AND PATENT COSTS

6.1    Patent Costs Incurred Pre-Effective Date. Licensee will reimburse Licensor $264,300 for actual Patent Costs incurred by Licensor prior to the Effective Date in accordance with the following payment schedule:

Payment Due Date	Payment Amount to the Foundation	Payment Amount to Hickey and Lundgren

Within Five (5) Days of the Effective Date	$ 9,435	$ 31,465
November 1, 2007	$ 18,870	$ 61,130
November 1, 2008	$ 33,822	$ 109,578

6.2    Patent Rights Management. Licensor will control and manage all future preparation, filing, prosecution and maintenance of the Patent Rights; provided however, that Licensor will (a) cause its patent counsel to timely copy Licensee on all official actions and written correspondence with, and received from, any patent office, and (b) allow Licensee a reasonable opportunity to comment and advise Licensor on all filings and communications to be made with any patent office and Licensor will consider and reasonably incorporate all comments and advice, provided they are consistent with Licensor’s interests. In the event that Licensor’s patent counsel fails to perform legal services in accordance with professional standards or performs services in a manner that may jeopardize the Patent Rights, Licensee will notify Licensor that new patent counsel should be selected and the parties will cooperate in the joint selection of new patent counsel acceptable to both parties. If Licensee is not satisfied with the services performed by Licensor’s patent counsel for any reason other than those stated above, Licensee may notify Licensor of the issue with patent counsel and Licensor will seek to resolve the issue in a timely manner, not to exceed thirty (30) days from the date of such notice. If the issue is not resolved to the satisfaction of Licensee within said time period, then Licensee may request the selection of new patent counsel. The parties will cooperate in the selection of new patent counsel, which counsel will be mutually acceptable to both parties. The selection of the new counsel will be made within thirty (30) days of the date Licensee requests new patent counsel. Both parties agree to be reasonable in the selection of new patent counsel. When the new counsel is agreed upon by the parties, Licensor will dismiss the original patent counsel and request a transfer of all legal files to the new patent counsel with as much speed as is reasonable, but in not more than fifteen (15) days.

6.3    Post-Effective Date Patent Costs. Licensee will be directly responsible for payment of all Patent Costs incurred after the Effective Date. Licensor will instruct respective patent counsels to set up direct billing arrangements with Licensee under terms and conditions satisfactory to the Licensee and consistent with industry practices between similar entities. Licensee will directly negotiate billing terms and legal fees with Licensor’s patent counsel. Licensor will request copies of all invoices from patent counsel and Licensee will copy Licensor on all payments to patent counsel.

6.4    Declinations. Licensee may elect to terminate its payment obligations with respect to any patent application or patent in Patent Rights upon three (3) months written notice to Licensor. Licensor will use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from Licensee. Licensee is responsible for paying any Patent Cost incurred prior to the end of the three (3) month notice period. Licensor, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, in which case Licensee’s license under such Patent Rights and other rights related to Technology in such country or territory will terminate. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by Licensor as an election by Licensee to terminate its payment obligations with respect to such application or patent. The failure of Licensee to pay any such fee or costs within one-hundred twenty (120) days of receipt of an invoice for same will cause Licensee to, upon receipt of notice from Licensor, lose all rights in the country or territory for which fees or costs were due, unless Licensor receives notice from Licensee that such invoice is in dispute. In the event of a dispute regarding an invoice, Licensee’s rights will not be subject to termination for non-payment of the disputed invoice in accordance with this section. Licensor and Licensee will make good faith efforts to resolve any such dispute with the respective patent counsel. Following the loss of rights in any country or territory by Licensee, Licensor will be free to exploit or contract with third parties to exploit the Technology rights to (a) make, have made, use, sell and offer for sale Licensed Products, and (b) use and reproduce Software, create Derivatives, and distribute Software to end users in such jurisdiction. Nothing herein will obligate Licensor to apply for, prosecute or maintain any patent or copyright registration in any jurisdiction other than those set forth in Exhibit A (List of Patents).

7.    BOOKS, RECORDS AND REPORTS

7.1    Books and Records. Licensee will keep complete, true and accurate books of account containing reasonable particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder and for the purpose of showing compliance with all other obligations under this Agreement. Licensee will use reasonable efforts to require any Affiliate and Sublicensee to comply with this Section. Said books and the supporting data will be available at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to confidential inspection (subject to Foundation’s obligations relating to internal reporting and accounting requirements) by Licensor or its agents, upon reasonable notice to Licensee, for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement. Licensor and its agents may make copies of relevant information during the course of an inspection. In addition, Licensee agrees to provide copies to Licensor of relevant records upon request of Licensor. Each party will promptly pay or credit the other for any underpayment or overpayment discovered during an inspection. Should such inspection lead to the discovery of a greater than 5% discrepancy in reporting to Licensor’s detriment, Licensee will pay (a) the full cost of the inspection, and (b) accrued interest at the lesser of the maximum rate allowed by law or 1 ½ % per month.

7.2    Reports. After an initial sale of Licensed Product by Licensee, Affiliate or Sublicensee in a given country, within sixty (60) days after the end of each calendar quarter during the term of the Agreement, Licensee will provide reports containing the following information relating to the quarter: (a) number and type of Licensed Products made by or for Licensee and any Sublicensees; (b) number and type of Licensed Products sold by Licensee, Affiliates and Sublicensees; (c) Net Sales (and the calculation of Net Sales); (d) royalties due under Section 3.1; (e) Sublicensing Revenue (and the calculation of Sublicensing Revenue, including documentation of any allowed exclusions under Section 1.14); (f) Sublicensing Fees due under Section 3.3, (g) the total amount (royalties and Sublicensing Fees) due for such quarter; and (h) justification for any reduction in Royalty Rate under Section 3.2 . Within ninety (90) days after the end of each calendar year during the term of the Agreement, Licensee will also provide reports containing the following information relating to the calendar year: (a) progress on the commercialization of the Technology and the development of Licensed Products (i.e., new product development, product evaluation and testing, marketing plans, sales forecasts, significant commercialization events and progress related to completion of the milestones set forth in Section 4.2); and (b) any Net Sales adjustments for allowances according to Section 1.9. The foregoing will be provided on a country-by-country basis.

7.3    Report Certification. Each report will be signed by an officer of Licensee, and all reports will be prepared in accordance with U.S. G.A.A.P. If no royalties are due for a fiscal quarter, Licensee will submit a report to Licensor that states this.

8.    PATENT RIGHTS INFRINGEMENT

Upon either Party becoming aware of any potential infringement of the Patent Rights, Software, Technology, Derivatives, Licensor Improvements, or other intellectual property relating to the Licensed Products in the Territory, such Party will promptly give notice thereof to the other Party which notice will contain all information possessed by the Party, giving such notice relating to such potential infringement. Licensee will have the right but not the obligation, in its own name, to institute infringement proceedings against third parties based on any such potential or actual infringement. If Licensee does not institute infringement proceedings against such third parties within thirty (30) days after its knowledge of such potential infringement, Licensor will have the right, but not the obligation, to institute such proceedings. The expenses of such proceedings, including legal fees, will be borne by the Party instituting suit. Each Party will execute all necessary and proper documents and take all other appropriate action to allow the other Party to institute and prosecute such proceedings. Any award paid by third parties as a result of such proceedings (whether by way of settlement or otherwise) will be applied as follows:

(a)	first, toward reimbursement for the legal fees and expenses incurred by the Party or Parties that instituted and prosecuted suit;

(b)	second, after payment of the amount set forth in clause (a) above, thirty percent (30%) of any remainder may be retained by the Party or Parties that instituted and prosecuted the suit; and

(c)
 third, after payment of the amount set forth in clauses (a) and (b) above, any remainder will be treated as Net Sales under this Agreement. In the event that Licensor receives an award, Licensor will deduct the appropriate royalty payment in accordance with Section 3.3 and pay Licensee the balance of the award within thirty (30) days of Licensor’s receipt of such award.

The indemnifications obligations under this Section 8 will be applicable to any counterclaims of infringement asserted in connection with any legal proceeding arising under Section 9.

9.    INDEMNIFICATION

9.1    Licensee will defend, indemnify and hold Licensor, its officers, trustees, employees and agents harmless from and against any and all claims, actions, suits, loss, injury, expenses, damages, liability, cost and expenses (including reasonable attorneys’ fees) of any kind or nature arising out of, or resulting from, the exercise or practice of the license granted under this Agreement, including without limitation, liabilities arising from the production, manufacture, sale, use, lease, or advertisement of Licensed Products, Technology and/or Software provided that Licensor provides prompt written notice to Licensee of such claim. Any settlement will require Licensor’s prior written approval, which approval will not be unreasonably withheld. Licensee will carry product liability insurance which covers Licensed Product having such coverage limits appropriate to the risk involved in marketing the Licensed Products and will list Foundation, Hickey and Lundgren as additional named insured. Licensee will provide written evidence of such insurance upon request of Licensor and will provide Licensor with at least thirty (30) days prior written notice of any material change in or cancellation of the insurance coverage.

9.2    Foundation will defend, indemnify and hold Licensee, Hickey, Lundgren and their respective officers, trustees, employees and agents harmless from and against any and all claims, actions, suits, loss, injury, expenses, damages, liability, cost and expenses (including reasonable attorneys’ fees) of any kind or nature arising out of, or resulting from, any production, manufacture, sale, use, lease, advertisement, development, testing and/or clinical trial of the Technology or Software or any product created from the Technology prior to the Effective Date, including without limitation any product liability claim or other claim of any kind relating to the use of a device that was manufactured using the Technology prior to this Agreement and used prior to the Effective Date of this Agreement. Foundation will also indemnify and hold Licensee, Hickey, Lundgren and their respective officers, trustees, employees and agents harmless from and against any and all claims, actions, suits, loss, injury, expenses, damages, liability, cost and expenses (including reasonable attorneys’ fees) of any kind or nature arising out of, or resulting from its use of the Technology or Software under Section 2.2 Retained Rights.

10.    TERMINATION

10.1    Termination for Licensee Breach. If Licensee should (a) materially violate or fail to perform any covenant, condition or undertaking of the Agreement, or (b) have a bankruptcy action filed against it, or (c) have a receiver appointed for it; then Licensor may give written notice of such default to Licensee. If Licensee should fail to cure such default within ninety (90) days of notice of such default, then this Agreement may, at Licensor’s option, be terminated by a second written notice to Licensee.

10.2    Automatic Termination. If Licensee (a) will cease to attempt to carry on its business with respect to the rights granted in the Agreement for a period of sixty (60) days, (b) has filed a bankruptcy action seeking liquidation, (c) becomes financially unable to continue operations as a going concern, or (d) makes an assignment for the benefit of creditors, this Agreement will terminate upon thirty (30) days prior written notice to Licensee.

10.3    Termination by Country. If either party materially breaches its obligations under this Agreement, only in respect of a particular country or particular countries within the Territory, then the non-breaching party may terminate the obligations of the parties under this Agreement with respect to each such country, in accordance with the notice procedure set forth in Section 10.1 above, provided that the non-breaching party will expressly identify, in the notice of termination, the country or countries subject to such termination. Upon a termination of this Agreement solely with respect to a particular country pursuant to this Section 10.3, the Agreement will continue in full force and effect, provided that the definition of the term “Territory” will be deemed to exclude the country or countries in respect of which the Agreement was terminated. Additionally, Licensee will immediately assign or cause to be transferred to Licensor, at Licensor’s cost and expense, all regulatory approvals and all licenses and all registered user, distributor and other rights Licensee may have acquired with respect to the Licensed Products, in such country, and Licensee will cease to use and have no further rights thereto in such country. To the extent assignment or transfer of approvals, licenses, registered user, distribution and other rights is not permitted under local law in such country, Licensee will co-operate in their cancellation or abandonment, and in their reissuance to Licensor.

10.4    Termination for Licensor Breach. If Licensee discovers (i) a challenge, claim, suit interference to the Patent Rights that raises a significant commercial risk unless resolved, or is incapable of being resolved, or (ii) the revelation of facts concerning the state of development of the device, the clinical or biological results pertaining thereto, the ownership of the device of other significant facts bearing on the commercial viability of the device, which are contrary to or in conflict with the statements and/or representations of the Licensor or its agents concerning the device, Licensee will have the right to terminate this Agreement upon written notice to Licensor. At Licensee’s option, such termination can be for the entire Agreement or only in respect of certain countries or territories, as set forth in Section 10.3, above. Upon such termination, any and all obligations of Licensee in respect of the Licensed Products and Technology will cease, including but not limited to Licensee’s obligations to pay Annual Minimum Royalties, and any and all Technology rights granted to Licensee by Licensor will also cease.

10.5    New Intellectual Property. Any new intellectual property related to the Technology (including Licensee Improvements and Derivatives) developed by or owned by Licensee will be assigned by Licensee to Licensor if the entire Agreement (i.e. does not include Section 10.3 Termination By Country) is terminated for any reason prior to its scheduled expiration; provided however, that if Licensee challenges a termination by Licensor before a court or arbitrator of competent jurisdiction, the assignment will only be made if such court or arbitrator determines that Licensee is in breach of this Agreement. Any manufacturing, engineering or technical consulting contracts entered into by Licensee or its Affiliates related to the Technology and the development of Licensed Products will include terms requiring that the contracted party must assign all intellectual property rights to Licensee such that Licensee may fulfill its obligations under this Section.

10.6    Technology Related Property. Documentation, technical information and property of any kind relating to the Technology and developed by or for Licensee during the Term (collectively, “Technology Related Property”) will be provided to and become the property of Licensor if the Agreement is terminated for any reason prior to its scheduled expiration; provided however, that if Licensee challenges a termination by Licensor before a court or arbitrator of competent jurisdiction, the assignment will be made only if such court or arbitrator determines that Licensee is in breach of this Agreement. Technology Related Property includes, but is not limited to, product designs and specifications, software, test data, laboratory and clinical trial data, market research results, and dies for making Licensed Products.

10.7    Accrued Obligations. Termination of this Agreement will not relieve either party of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Licensor hereunder prior to the time such termination becomes effective. Such termination will not affect in any manner any rights of Licensor arising under this Agreement prior to the date of such termination. Licensee will pay all attorneys’ fees and costs incurred by Licensor in enforcing any obligation of Licensee or accrued right of Licensor.

10.8    Disposition of Licensed Products. Upon expiration or termination of this Agreement by either party, Licensee will provide Licensor with a written inventory of all Licensed Products in process of manufacture, in use or in stock. Licensee may dispose of any such Licensed Products within the one hundred and fifty (150) day period following such expiration or termination, provided, however, that Licensee will pay royalties and render reports to Licensor thereon in the manner specified herein.

10.9    Survival. The provisions Section 1 (Definitions), Section 7 (Books, Records and Reports), Section 9 (Indemnification), Section 10.3 (New Intellectual Property), Section 10.4 (Technology Related Property), Section 10.6 (Disposition of Licensed Products), Section 10.7 (Survival), Section 11 (Warranty and Liability), Section 14 (Non-Use of Names), Section 16 (Confidentiality) and Section 17 (Miscellaneous) will survive termination of this Agreement.

11.    WARRANTY AND LIABILITY

11.1    Authority. As of the Effective Date, each party represents and warrants to the other that (a) it has the corporate power and authority to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms.

11.2    Intellectual Property. As of the Effective Date, Licensor represents and warrants to Licensee that to the best of its knowledge (a) it owns, free and clear of any liens, all right, title and interest in the Technology, patents, trade secrets, know-how, copyrights, and other intellectual property that are licensed to Licensee under this Agreement, (b) it has all rights and licenses necessary to enable it to grant the licenses granted hereunder, (c) it is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that Licensor’s activities with respect to the Patent Rights, Technology or otherwise related to this Agreement have infringed or misappropriated, or that by conducting the activities as contemplated herein Licensor would infringe or misappropriate, any of the intellectual property rights of any other third party, (d) none of the licensed Patents have been subject to a judicial or administrative judgment, order or decree holding any of the licensed Patents to be invalid or unenforceable, (e) all maintenance fees and/or annuity payments required to prevent abandonment of any of the licensed Patents have been paid as of the date of this Agreement, (f) it has no knowledge of any charges that the licensed Patents infringe on any rights of any third parties, and (g) it has no knowledge of any infringement of any of the licensed Patents.

11.3    No Consents or Approvals. Except as otherwise described in this Agreement, each party represents and warrants to the other that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with entry into this Agreement have been obtained.

11.4    Clinical Trials. Licensor represents and warrants, to the best of its knowledge and understanding, that Exhibit C, attached hereto, is a true and accurate list of all of the clinical trials that were conducted worldwide by Licensor, its agents or subcontractors or third parties in respect of the Technology.

11.5    No Conflict. Each party represents and warrants to the other that the execution and delivery of this Agreement by such party and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation or bylaws of such party in any material way, and (b) do not conflict with, violate, breach, constitute a default or require any consent under, any contractual obligation or court or administrative order by which such party is bound.

11.6    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, LICENSOR MAKES NO ADDITIONAL REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

11.7    Other than the provisions of Sections 11.1, 11.2, 11.3, 11.4 and 11.5 above, Licensor makes no further warranty or representation that anything made, used, sold or commercially transferred under the terms of this Agreement will be free from infringement of any third party patents, copyright or other intellectual property claims.

11.8    EXCEPT WITH RESPECT TO THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 9.2, IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL PUNITIVE OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE TECHNOLOGY, SOFTWARE, LICENSED PRODUCT OR LICENSED METHOD, INCLUDING FOR LOST PROFITS, OR FOR LOST DATA OR DOWNTIME, WHETHER OR NOT LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.9    THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER LICENSOR PROPERTY OTHER THAN THOSE RIGHTS EXPRESSLY STATED HEREIN.

11.10    Each party to this Agreement, by execution hereof, acknowledges, covenants and agrees that it has not been induced in anyway by one or more of the other parties, or any of their employees, to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 11 and all other matters pertaining to this Agreement; and (ii) has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct due diligence, and agrees to accept all risks inherent herein.

12.    ASSIGNMENT

This Agreement will not be assignable by a party hereto without the express written consent of the other party, except that either party may assign or otherwise transfer this Agreement and the rights and obligations hereunder, without the other party’s consent, to a successor to all or substantially all of its business or assets to which this Agreement pertains, whether by merger, sale, operation or law or otherwise. This Agreement will be binding upon and inure to the benefit of the permitted successors and assigns of the parties. The foregoing will not be construed to preclude either party from retaining subcontractors or distributors in connection with each party’s performance under this Agreement, without notice or consent of the other party, provided, however, that each party will be responsible for the performance of its subcontractors to the same extent as if such performance had been made by such party.

13.    OBLIGATIONS TO FEDERAL GOVERNMENT AND OTHER SPONSORS

The Agreement will be subject to the rights of the United States Government, if any, resulting from any funding of the Technology by the United States Government. This Agreement will also be subject to the rights of any other entities that may have contributed funding to development of the Technology, if any. Licensee acknowledges that such rights, if applicable to Technology, may reserve to the United States Government, a royalty-free, non-exclusive, non-transferable license to practice or have practiced on it’s behalf any government-funded invention claimed within any associated patents or patent applications as well as other rights.

14.    NON-USE OF NAMES

Licensee agrees that it will not use any Licensor name or State University of New York, or University at Buffalo, adaptation thereof (including logos and symbols associated with Foundation and “State University of New York, and “University at Buffalo”) (collectively “SUNY”), or the names of the scientists, researchers or others employed at or with SUNY in any advertising, promotional or sales literature without first obtaining Licensor’s prior written consent, or in the case of the names of such researchers, scientists or employees the prior written consent of the individuals, except that Licensee may state that it is a licensee of the Licensor.

15.    COMPLIANCE WITH LAWS

15.1    General Compliance. Licensee will ensure compliance with all applicable county, state, federal or foreign laws, rules, and regulations governing the production, use, marketing, sale, and distribution of Licensed Products.

15.2    Registration of this Agreement. When required by local or national law, Licensee will register this Agreement, pay all costs and legal fees connected therewith, and otherwise insure that the local/national laws affecting this Agreement are fully satisfied.

15.3    Export Control Laws. The Export Administration Regulations of the U.S. Department of Commerce (15 CFR Parts 770 and 785) prohibit, except under a special validated license, the exportation from the United States of technical data relating to certain commodities (listed in the Regulations), unless the exporter has received certain written assurance from the foreign importer. In order to facilitate the exchange of technical information under this Agreement, therefore, Licensee gives its assurance to Licensor that Licensee will not knowingly, unless prior authorization is obtained from the U.S. Office of Export Controls, re-export directly or indirectly any technical data received from Licensor under this Agreement and will not export directly Licensed Product or technical data to any restricted country in each case, except in compliance with all U.S. laws and regulations. Licensor neither represents that a license is or is not required nor that, if required, it will be issued by the U.S. Department of Commerce.

16.    CONFIDENTIALITY

16.1    Confidential Information. As used in this Agreement, “Confidential Information” will mean confidential or proprietary information exchanged between the parties hereunder and relating to the Technology Rights or the performance of the obligations set forth herein. Confidential Information will include, but not be limited to: (a) written or other tangible information marked as confidential or proprietary, (b) orally disclosed information that is identified as confidential and summarized in a notice delivered within thirty (30) days of the disclosure, and (c) information that should reasonably be considered confidential under the context in which the disclosure is made including but not limited to, Improvements information disclosed pursuant to Section 2.3 hereunder, reports provided to Licensor pursuant to Section 7.2, information relating to payments made by Licensee in respect of the Licensed Products, nonpublic patenting information and nonpublic infringement information.

16.2    Confidentiality Obligations. Each party agrees to (a) maintain the other party’s Confidential Information in confidence, and (b) not disclose the other party’s Confidential Information to any other party, without the prior written consent of the disclosing party. Each party agrees to limit its use of the other party’s Confidential Information to the purposes permitted by this Agreement. To the extent that either party is required to disclose the Confidential Information of the other party pursuant to interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, such party will provide the other party with prompt written notice of any such request. The owner of the Confidential Information may then seek a protective order or other appropriate remedy and/or waive compliance with Section 16 of this Agreement. Nothing in this confidentiality obligation will restrict Licensee’s ability to disclose information required by the SEC or other governmental regulatory agency.

16.3    Termination and Expiration of Confidentiality Obligations. The obligations of Section 16.2 will terminate with respect to any particular portion of the Confidential Information which (a) was in the receiving party’s possession prior to disclosure to it by the disclosing party; (b) is or hereafter becomes, through no fault of the receiving party, part of the public domain by publication or otherwise; (c) is furnished to the receiving party by a third party after the time of disclosure hereunder as a matter of right and without restriction on its disclosure; or (d) is independently developed by employees or agents of the receiving party independently of and without reference to Confidential Information received from the disclosing party.

17.    MISCELLANEOUS

17.1    Arbitration. The parties agree that in the event of a dispute between them arising out of, concerning or in any way relating to this Agreement, including its interpretation, but specifically excluding disputes involving ownership of Technology, which can not be settled by a good faith effort by the parties to resolve such issue, will be submitted to binding arbitration under the Federal Arbitration Act as amended and in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association (“AAA”). The arbitration will be held in New York County, New York by a panel of three (3) arbitrators appointed pursuant to the AAA rules and judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. The parties agree that any dispute with respect to the ownership of the Technology will be brought in the Southern District of New York and the parties hereby consent and agree to the exclusive jurisdiction of that court.

17.2    Governing Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of the State of New York, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

17.3    Entire Agreement. This Agreement, including any Exhibits or attachments hereto, embodies the entire agreement and understanding among the parties to this Agreement and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. None of the terms or provisions of this Agreement may be altered, modified, or amended except by the execution of a written instrument signed by the parties hereto.

17.4    Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or unenforceability of the remaining provisions hereof.

17.5    Notices. All notices, requests, consents and other communications to be provided under this Agreement must be in writing and will be delivered in person or sent overnight delivery by a nationally recognized courier or by certified or registered mail, return receipt requested to the addresses provided below, and will be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier or five (5) days after mailing by registered or certified mail:

If to Licensee, to:

Medi-Hut Co., Inc.
215 Morris Avenue
Spring Lake, New Jersey 07762
Attn: Thomas S. Gifford, Executive Vice President and Chief Financial Officer

and

Giordano, Halleran and Ciesla
125 Half Mile Road
P.O. Box 190
Middletown, New Jersey 07748
Attn: Paul T. Colella

If to Licensor, to:

UB Office of Science, Technology Transfer and Economic Outreach (STOR)
Intellectual Property Division
University at Buffalo Technology Incubator Baird Research Park
1576 Sweet Home Road
Amherst, NY 14228
Attn: Director of Intellectual Property Division

and

Donald D. Hickey, M.D.
33 Burbank Drive
Snyder, New York 14226
and

Clas Lundgren, M.D., Ph.D.
42 Burroughs Drive
Snyder, New York 14226

17.6    Waiver. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

17.7    Patent Marking. Licensee will mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable patent marking laws.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

MEDI-HUT CO., INC.		THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

By:	/s/ David R. LaVance	By:	/s/ Robert J. Genco
	David R. LaVance		Robert J. Genco, D.D.S., Ph.D.
	Title: President and Chief Executive Officer Date: November 10, 2006		Title: Vice Provost, Director, STOR Date: November 10, 2006

DONALD D. HICKEY, M.D.		CLAS E. LUNDGREN, M.D., Ph.D.

By:	/s/ Donald D. Hickey	By:	/s/ Clas E. Lundgren
	Donald D. Hickey, M.D.		Clas E. Lundgren, M.D., Ph.D.
	Date: November 10, 2006		Date: November 10, 2006

EXHIBIT A - PATENTS

Patent or Application Number	Location	Title (RF Docket Number)	Filed	Issued	Expires	Assignee	Inventor	Sponsor
5,048,532	U.S. Patent	Method and Apparatus for Measuring Blood Pressure (S-409)	9/18/1989	9/17/1991	9/18/2009	Research Foundation	Hickey	None
5,181,517	U.S. Continuation in Part Patent	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	6/25/1991	1/26/1993	1/26/2010	Research Foundation	Hickey	None
PCT/US 91/04504	Corresponds to U.S. 5,181,517	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	6/24/1991	N/A	N/A	Hickey and Lundgren	Hickey	None
2,111,094	Canada	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	6/24/1991	5/4/1999	6/24/2011	Hickey and Lundgren	Hickey	None
615,422	Netherlands, France, United Kingdom, Italy	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	6/24/1991	1/19/2000	6/24/2011	Hickey and Lundgren	Hickey	None
69131931.6	Germany	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	6/24/1991	1/19/2000	6/24/2011	Hickey and Lundgren	Hickey	None
3289898	Japan	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	6/24/1991	1/10/2002	6/24/2011	Hickey and Lundgren	Hickey	None
665747	Australia	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	6/24/1991	7/18/1996	6/24/2011	Hickey and Lundgren	Hickey	None
180459	Mexico	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	7/30/1991	1/3/1996	7/30/2011	Hickey and Lundgren	Hickey	None
NI-59518	Taiwan	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	7/5/1991	2/1/1992	7/4/2011	Hickey and Lundgren	Hickey	None
184,960	India	Method and Apparatus for the Measurement of Atrial Pressure (S-409)	7/8/1991	7/6/2001	7/8/2011	Hickey and Lundgren	Hickey	None

Patent or Application Number	Location	Title (RF Docket Number)	Filed	Issued	Expires	Assignee	Inventors	Sponsor
5,263,485	U.S. Continuation in Part Patent	Combination Esophageal Catheter for the Measurement of Atrial Pressure (S-409)	11/23/1992	11/23/1993	11/23/2010	Research Foundation	Hickey	None
5,398,692	U.S. Continuation in Part Patent	Combination Esophageal Catheter for the Measurement of Atrial Pressure (S-409))	8/31/1993	3/21/1995	9/17/2008	Research Foundation	Hickey	None
5,551,439	U.S. Continuation in Part Patent	Method of Determining a Mean Pressure from a Source within a Body (S-409)	2/24/1995	9/3/1996	9/3/2013	Research Foundation	Hickey	None
5,570,671	U.S. Continuation in Part Patent	Method for Positioning Esophageal Catheter for Determining Pressures Associated with the Left Atrium (S-409)	6/7/1995	11/5/1996	11/5/2013	Research Foundation	Hickey	None
5,697,375	U.S. Continuation in Part Patent	Method and Apparatus Utilizing Heart Sounds for Determining Pressure Associated with the Left Atrium (S-409)	1/24/1995	12/16/1997	12/16/2014	Research Foundation	Hickey	None
5,921,935	U.S. Divisional Patent	Method and Apparatus for Utilizing Heart Sounds For Determining Pressures Associated with the Left Atrium (S-409)	9/2/1997	7/13/1999	9/18/2009	Research Foundation	Hickey	None
PCT/US 96/17617	Corresponds to U.S. ‘671, ‘375, ‘935	Method and Apparatus for Determining Pressures Associated with the Left Atrium (S-409)	11/4/1996	N/A	N/A	Hickey and Lundgren	Hickey	None
2,270,978	Canada	Apparatus for Determining Pressures Associated with the Left Atrium (S-409)	11/4/1996	N/A	11/14/2016 (if granted)	Hickey and Lundgren	Hickey	None

Patent or Application Number	Location	Title (RF Docket Number)	Filed	Issued	Expires	Assignee	Inventors	Sponsor
69635830	Germany	Apparatus for Determining Pressures Associated with the Left Atrium (S-409)	11/4/1996	2/15/2006	11/4/2016	Hickey and Lundgren	Hickey	None
957,755	France	Apparatus for Determining Pressures Associated with the Left Atrium (S-409)	11/4/1996	2/15/2006	11/4/2016	Hickey and Lundgren	Hickey	None
957,755	Italy	Apparatus for Determining Pressures Associated with the Left Atrium (S-409)	11/4/1996	2/15/2006	11/4/2016	Hickey and Lundgren	Hickey	None
957,755	Netherlands	Apparatus for Determining Pressures Associated with the Left Atrium (S-409)	11/4/1996	2/15/2006	11/4/2016	Hickey and Lundgren	Hickey	None
957,755	United Kingdom	Apparatus for Determining Pressures Associated with the Left Atrium (S-409)	11/14/1996	2/15/2006	11/4/2016	Hickey and Lundgren	Hickey	None
H10-521,324	Japan	Apparatus for Determining Pressures Associated with the Left Atrium (S-409)	11/4/1996	6/5/2006	11/4/2016	Hickey and Lundgren	Hickey	None
2005-375167	Japan (Divisional of H10-521,324)	Apparatus for Determining Pressures Associated with the Left Atrium (S-409)	12/27/2005	N/A	11/4/2016	Research Foundation	Hickey	None
6,120,442	U.S. Patent	Method and Apparatus for Noninvasive Determination of Cardiac Performance Parameters (R-5421)	6/12/1998	9/19/2000	6/12/2018	Research Foundation	Hickey	None
6,238,349	U.S. Divisional Patent	Method and Apparatus for Noninvasive Determination of Cardiac Performance Parameters (R-5421)	7/25/2000	5/29/2001	6/12/2018	Research Foundation	Hickey	None

Patent or Application Number	Location	Title (RF Docket Number)	Filed	Issued	Expires	Assignee	Inventors	Sponsor
PCT/US 98/12505	Corresponds to U.S. ‘442 and ‘349	Method and Apparatus for Noninvasive Determination of Cardiac Performance Parameters (R-5421)	6/12/1998	N/A	N/A	Hickey and Lundgren	Hickey	None
2,294,998	Canada	Non-Invasive Monitoring of Cardiac Performance (‘442 and ‘349 Patents)	6/12/1998	Pending	Will expire 6/12/18, if granted.	Hickey and Lundgren	Hickey	None
98932763.0	Europe designating Germany, United Kingdom, France, Italy, Spain, Switzerland, Liechtenstein	Non-Invasive Monitoring of Cardiac Performance (‘442 and ‘349 Patents)	6/12/1998	Pending	Will expire 6/12/18, if granted.	Hickey and Lundgren	Hickey	None
742481	Australia	Non-Invasive Monitoring of Cardiac Performance (‘442 and ‘349 Patents)	6/12/1998	4/18/2002	6/12/2018	Hickey and Lundgren	Hickey	None
6,432,059	U.S. Continuation in Part Patent	Method and Apparatus for More Precisely Determined Mean Left Atrial Pressure (R-5421)	5/15/2001	8/13/2002	6/12/2018	Research Foundation	Hickey	None
60/691,561	U.S. Provisional Application	Esophageal Catheter for Monitoring Cardiac Performance (R-6013)	6/17/2005	N/A	N/A	Research Foundation	Hickey	None
11/471,145	U.S. Non-Provisional Application	Method of Determining Cardiac Indicators (R-6013)	6/19/2006	N/A	N/A	Research Foundation	Hickey	None
TBD	U.S. Provisional Application	Method for Positioning Esophogeal Catheter (Docket TBD)	TBD	N/A	Research Foundation	TBD	NYS CAT	TBD

EXHIBIT B - TANGIBLE PROPERTY

1.	One prototype two-balloon esophogeal catheter.

2.	One prototype system control box.

3.	One copy of Source Code.

4.	One laptop with operational Source Code, which will be returned to Licensor within ninety (90) days of the transfer, unless otherwise mutually agreed to by the parties.

5.	One Dynamap Blood Pressure Monitor, which will be returned to Licensor within ninety (90) days of the transfer, unless otherwise mutually agreed to by the parties.

6.	One ECG device compatible with the system, which will be returned to Licensor within ninety (90) days of the transfer, unless otherwise mutually agreed to by the parties.

B-1

EXHIBIT C - CLINICAL TRIALS WORLDWIDE TO DATE

1.	Lab subjects. Healthy volunteers used for testing and development of device at University at Buffalo physiology lab. 21 individuals. Testing from 1986 to 2001. No sponsor.

2.	Intensive care unit patients in Millard Fillmore Hospital, Buffalo, N.Y. 25 individuals from July 1991 to April 1992. No sponsor.

3.	Open heart surgery patients in Millard Fillmore Hospital, Buffalo, N.Y. 16 individuals from November 1993 to July 1994. Sponsored by Cobe Cardiovascular.

4.
Cobe Cardiovascular conducted catheter experiments in patients in Florida sometime around 1994 under a license agreement then in effect. Neither Dr. Hickey or, to the best of Licensor’s knowledge, any other employee or agent of the Licensor was privy to the protocol, had anything to do with the conduct of the experiments or has knowledge of the patient enrollment, results or outcomes of the study. The study may have been done in open heart surgery.

C-1

EXHIBIT D

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

THIS RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into this ____ day of November 2006, by and between Donald D. Hickey, M.D. (“Hickey”) and Medi-Hut Co., Inc., a corporation duly organized under the laws of the State of Nevada, and having its principal place of business at 215 Morris Avenue, Spring Lake, NJ 07762 (“Licensee”). This Agreement is incorporated by reference and is part of the Technology License Agreement, dated November ___, 2006 by and among Licensee, Hickey and The Research Foundation of State University of New York, for and on behalf of University at Buffalo (the “Foundation”). Defined terms have the same meaning as in the Technology License Agreement unless they are otherwise defined herein.

AGREEMENT

WHEREAS, pursuant to the terms and conditions of the Technology License Agreement, Licensee wishes to obtain the exclusive license to the Technology, Licensed Product and related Intellectual Property (as used herein, the terms “Technology”, “Licensed Product” and “Intellectual Property” will have the meaning ascribed to such terms in the Technology License Agreement),

WHEREAS, Dr. Hickey has developed and has had access to the Technology, Licensed Product and Intellectual Property relating to the Technology;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.    Non-compete. Except as provided for below, Dr. Hickey agrees that during the term of the Technology License Agreement, he will not knowingly own, operate, franchise or become employed by, or be under contract with, or otherwise assist any person or entity which markets or distributes any product that competes or has the potential to compete with the Licensed Products in the Territory (as defined in the Technology License Agreement). Dr. Hickey agrees that he will not have the right to use, create, duplicate, or otherwise exploit the Technology, Software or Derivatives to engage in, or assist any person or entity to engage in, the commercial exploitation of the Technology, Software, Derivatives or Licensed Products.

Nothing herein will be construed as prohibiting Dr. Hickey from continuing to perform (a) services incident to his position at the University of Buffalo, including, for example and without limitation, educational research, internal research and development for educational purposes of the Technology, Software and Derivatives. Dr. Hickey will have the right to create derivatives of the Software for internal and educational purposes only. Nothing set forth in this Section 1 will be construed to grant Dr. Hickey a license or otherwise permit Dr. Hickey to copy, create derivative works from, publish, reproduce or otherwise use or reuse any of the items subject to the Technology License Agreement for any purpose whatsoever, without complying with the ‘First Look’ provisions of the Technology License Agreement. Dr. Hickey hereby waives and agrees not to assert any moral rights against Licensee in respect of such items.

2.    Non-Disclosure of Confidential Information. Dr. Hickey agrees that he will not, in any fashion, form or manner, either directly or indirectly, use, sell, divulge, communicate, furnish or disclose to any person, firm, partnership, company, corporation, or other entity, any Know How, Intellectual Property and/or trade secrets, including without limitation any and all confidential information relating to the Technology. Nothing herein will be construed as prohibiting Dr. Hickey from disclosing the Know How, Intellectual Property and/or trade secrets and/or other confidential information relating to the Technology or software as it existed as of the date of this Agreement to his research and/or teaching collaborators and graduate assistants who have been made aware of and have agreed to undertake this confidentiality obligation. Moreover, this obligation will not extend to information which, through no fault of Dr. Hickey, becomes part of the public domain by publication or otherwise; is received from third parties on a non-confidential basis, or is independently developed by Dr. Hickey, his collaborators and/or graduate assistants subsequent to the date of this Agreement, provided that the ‘First Look’ provisions of the Technology License Agreement have been satisfied.

3.    Remedies

(a) Dr. Hickey agrees that the remedy at law for any breach or threatened breach of the requirements of paragraph 1 or 2 of this Agreement may be inadequate and that any breach or attempted breach may cause immediate and permanent damage to the Licensee in an amount which would be difficult to ascertain and, therefore, Dr. Hickey agrees and consents that in the event of any breach or threatened breach of said paragraphs, in addition to any and all other legal and equitable remedies available to the Licensee for such breach or threatened breach, including a recovery of damages, the Licensee will be entitled to seek preliminary or permanent injunctive relief without the necessity of proving actual damages by reason of such breach, and, to the extent permissible under the applicable statutes and rules of procedure, Dr. Hickey also agrees that a temporary restraining order may be sought upon commencement of such an action.

(b) In the event that any action, suit or proceeding at law or in equity is brought pursuant to this Agreement to construe, interpret, or enforce any provision of this Agreement or to seek money damages for the threatened breach or breach thereof, the prevailing party will be entitled, upon demand, to reimbursement from the other party of any and all expenses incurred in connection therewith, including without limitation, attorney’s fees and disbursements actually incurred.

4.    Reasonableness of Restrictions. Dr. Hickey has carefully read and considered the provisions hereof and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Licensee.

5.    Severability. If any one or more of the provisions of this Agreement will be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the remaining provisions of this Agreement will not in any way be impaired. Dr. Hickey acknowledges and agrees that if any of the restrictive covenants in this Agreement are found by any court having jurisdiction to be too broad or too restrictive, then the covenant will nevertheless remain effective, but will be considered amended to a point considered by said court as reasonable and, as so amended, will be fully enforceable.

6.    Assignment. In the event that the Licensee will at any time be merged or consolidated with any other person, corporation or entity or will sell or otherwise transfer a substantial portion of its assets to any person, corporation or entity and assign this Agreement in connection with such sale, the provisions of this Agreement will be binding upon and inure to the benefit of the Licensee or other entity surviving or resulting from such merger or consolidation or to which such assets will be sold or transferred, as the case may be. This Agreement will be binding upon the parties and their heirs, administrators, successors and permitted assigns.

7.    Governing Law. It is understood and agreed that the construction and interpretation of this Agreement will, at all times and in all respects, be governed by the internal laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

8.    Waiver. No delay or failure on the part of the Licensee in exercising any right, power, or privilege under this Agreement will impair any such right, power, or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, or privilege will preclude the further exercise of such right, power, or privilege, or the exercise of any other right, power, or privilege. No waiver will be valid against the Licensee unless made in writing and signed by the Licensee and then only to the extent expressly specified therein.

9.    Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this Agreement.

10.    Pronouns. All pronouns used herein will be deemed to refer to the masculine, feminine, or neuter gender as the context requires.

11.    Entire Agreement. This Agreement and the agreements referenced herein constitute the entire among the parties with respect to the subject matter hereof and supersede and replace all prior understandings and agreements among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Licensee and Dr. Hickey have duly executed this Restrictive Covenant and Confidentiality Agreement as of the day and year first written above.

Medi-Hut Co., Inc.

By: David R. LaVance	Donald D. Hickey, M.D., individual
Title: President and Chief Executive Officer

EXHIBIT E

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

THIS RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into this ____ day of November 2006, by and between Clas E. Lundgren, M.D., Ph.D. (“Lundgren”) and Medi-Hut Co., Inc., a corporation duly organized under the laws of the State of Nevada, and having its principal place of business at 215 Morris Avenue, Spring Lake, NJ 07762 (“Licensee”). This Agreement is incorporated by reference and is part of the Technology License Agreement, dated November __, 2006 by and among Licensee, Lundgren and The Research Foundation of State University of New York, for and on behalf of University at Buffalo (the “Foundation”). Defined terms have the same meaning as in the Technology License Agreement unless they are otherwise defined herein.

AGREEMENT

WHEREAS, pursuant to the terms and conditions of the Technology License Agreement, Licensee wishes to obtain the exclusive license to the Technology, Licensed Product and related Intellectual Property (as used herein, the terms “Technology”, “Licensed Product” and “Intellectual Property” will have the meaning ascribed to such terms in the Technology License Agreement),

WHEREAS, Dr. Lundgren has had access to the Technology, Licensed Product and Intellectual Property relating to the Technology;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.    Non-compete. Except as provided for below, Dr. Lundgren agrees that during the term of the Technology License Agreement, he will not knowingly own, operate, franchise or become employed by, or be under contract with, or otherwise assist any person or entity which markets or distributes any product that competes or has the potential to compete with the Licensed Products in the Territory (as defined in the Technology License Agreement). Dr. Lundgren agrees that he will not have the right to use, create, duplicate, or otherwise exploit the Technology, Software or Derivatives to engage in, or assist any person or entity to engage in, the commercial exploitation of the Technology, Software, Derivatives or Licensed Products.

Nothing herein will be construed as prohibiting Dr. Lundgren from continuing to perform (a) services incident to his position at the University of Buffalo, including, for example and without limitation, educational research, internal research and development for educational purposes of the Technology, Software and Derivatives. Dr. Lundgren will have the right to create derivatives of the Software for internal and educational purposes only. Nothing set forth in this Section 1 will be construed to grant Dr. Lundgren a license or otherwise permit Dr. Lundgren to copy, create derivative works from, publish, reproduce or otherwise use or reuse any of the items subject to the Technology License Agreement for any purpose whatsoever, without complying with the ‘First Look’ provisions of the Technology License Agreement. Dr. Lundgren hereby waives and agrees not to assert any moral rights against Licensee in respect of such items.

2.    Non-Disclosure of Confidential Information. Dr. Lundgren agrees that he will not, in any fashion, form or manner, either directly or indirectly, use, sell, divulge, communicate, furnish or disclose to any person, firm, partnership, company, corporation, or other entity, any Know How, Intellectual Property and/or trade secrets, including without limitation any and all confidential information relating to the Technology. Nothing herein will be construed as prohibiting Dr. Lundgren from disclosing the Know How, Intellectual Property and/or trade secrets and/or other confidential information relating to the Technology or software as it existed as of the date of this Agreement to his research and/or teaching collaborators and graduate assistants who have been made aware of and have agreed to undertake this confidentiality obligation. Moreover, this obligation will not extend to information which, through no fault of Dr. Lundgren, becomes part of the public domain by publication or otherwise; is received from third parties on a non-confidential basis, or is independently developed by Dr. Lundgren, his collaborators and/or graduate assistants subsequent to the date of this Agreement, provided that the ‘First Look’ provisions of the Technology License Agreement have been satisfied.

3.    Remedies

(a) Dr. Lundgren agrees that the remedy at law for any breach or threatened breach of the requirements of paragraph 1 or 2 of this Agreement may be inadequate and that any breach or attempted breach may cause immediate and permanent damage to the Licensee in an amount which would be difficult to ascertain and, therefore, Dr. Lundgren agrees and consents that in the event of any breach or threatened breach of said paragraphs, in addition to any and all other legal and equitable remedies available to the Licensee for such breach or threatened breach, including a recovery of damages, the Licensee will be entitled to seek preliminary or permanent injunctive relief without the necessity of proving actual damages by reason of such breach, and, to the extent permissible under the applicable statutes and rules of procedure, Dr. Lundgren also agrees that a temporary restraining order may be sought upon commencement of such an action.

(b) In the event that any action, suit or proceeding at law or in equity is brought pursuant to this Agreement to construe, interpret, or enforce any provision of this Agreement or to seek money damages for the threatened breach or breach thereof, the prevailing party will be entitled, upon demand, to reimbursement from the other party of any and all expenses incurred in connection therewith, including without limitation, attorney’s fees and disbursements actually incurred.

4.    Reasonableness of Restrictions. Dr. Lundgren has carefully read and considered the provisions hereof and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Licensee.

5.    Severability. If any one or more of the provisions of this Agreement will be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the remaining provisions of this Agreement will not in any way be impaired. Dr. Lundgren acknowledges and agrees that if any of the restrictive covenants in this Agreement are found by any court having jurisdiction to be too broad or too restrictive, then the covenant will nevertheless remain effective, but will be considered amended to a point considered by said court as reasonable and, as so amended, will be fully enforceable.

6.    Assignment. In the event that the Licensee will at any time be merged or consolidated with any other person, corporation or entity or will sell or otherwise transfer a substantial portion of its assets to any person, corporation or entity and assign this Agreement in connection with such sale, the provisions of this Agreement will be binding upon and inure to the benefit of the Licensee or other entity surviving or resulting from such merger or consolidation or to which such assets will be sold or transferred, as the case may be. This Agreement will be binding upon the parties and their heirs, administrators, successors and permitted assigns.

7.    Governing Law. It is understood and agreed that the construction and interpretation of this Agreement will, at all times and in all respects, be governed by the internal laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

8.    Waiver. No delay or failure on the part of the Licensee in exercising any right, power, or privilege under this Agreement will impair any such right, power, or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, or privilege will preclude the further exercise of such right, power, or privilege, or the exercise of any other right, power, or privilege. No waiver will be valid against the Licensee unless made in writing and signed by the Licensee and then only to the extent expressly specified therein.

9.    Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this Agreement.

10.    Pronouns. All pronouns used herein will be deemed to refer to the masculine, feminine, or neuter gender as the context requires.

11.    Entire Agreement. This Agreement and the agreements referenced herein constitute the entire among the parties with respect to the subject matter hereof and supersede and replace all prior understandings and agreements among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Licensee and Dr. Lundgren have duly executed this Restrictive Covenant and Confidentiality Agreement as of the day and year first written above.

Medi-Hut Co., Inc.

By: David R. LaVance	Clas E. G. Lundgren, M.D., PhD, individual
Title: President and Chief Executive Officer